                                                                     Exhibit 8.2






                                     OPINION


We hereby confirm, subject to the qualifications set forth therein, that the statements in the Prospectus relating to the offering of trust preferred securities by UBS AG, UBS Preferred Funding Trust IV and UBS Preferred Funding Trust V, under the caption the caption "Tax Considerations Under the Laws of Switzerland", are an accurate summary of the Swiss Income Tax matters described therein, and that the statements in the Prospectus relating to the offering of the debt securities and warrants by UBS AG under the caption "Tax Considerations Under the Laws of Switzerland" are also an accurate summary of the Swiss Income Tax matters described therein, in each case, as contained in and pursuant to the Registration Statement on Form F-3 (such Registration Statement also constituting Pre-Effective No. 2 to Registration Statement No. 333-64844 and Post-Effective Amendment No. 4 (as amended) relating to the registration of up to US$4,624,850,000 of debt securities, warrants and trust preferred securities.





                                          Ernst & Young Ltd.




                               /s/ Alfred Preisig           /s/ Giuseppe Giglio
                               ------------------           -------------------
                                Alfred Preisig               Giuseppe Giglio
                                Partner Tax                  Senior Manager Tax







Zurich, Switzerland
December 12, 2002